Exhibit 99.1

For Immediate Release

Contact:
Charles & Colvard Ltd.
Jim Braun, Chief Financial Officer
(919) 468-0399 Ext. 224
jbraun@moissanite.com

Investor Relations
Bill Zima
Integrated Corporate Relations
(203) 682-8200
wzima@icrinc.com

Charles & Colvard Reports Fiscal Third Quarter 2006 Financial Results

—3Q06 Revenues Increase 7% to Record $12.1 Million—

—3Q06 Operating Income Increases 12% to Record $3.5 Million—

MORRISVILLE, N.C., October 17, 2006 — Charles & Colvard, Ltd., (NASDAQ: CTHR), the sole source of moissanite, a created jewel available for use in fine jewelry, today reported third quarter 2006 operating results.

For the three months ended September 30, 2006, net sales increased 7% to $12.1 million as compared to $11.3 million in the third quarter of 2005. Gross profit margins increased to 68.9% in the third quarter of 2006 from 67.5% in the comparable quarter of 2005 primarily as a result of improved production costs offsetting a 4% decrease in average selling price per carat due to a slight reduction in the size of the stone sold during the period.

Operating income for the three months ended September 30, 2006 increased 12% to $3.5 million from $3.1 million for the same period in 2005. Net income for the third quarter 2006 was $2.2 million, or $0.12 per diluted share, which approximated the net income of $2.2 million, or $0.12 per diluted share, in the comparable period of 2005.

Bob Thomas, President and Chief Executive Officer commented, “We are pleased to report record results in terms of revenue and operating income. Our year-over-year increase in revenues was primarily the result of increased sales to our manufacturing customers in anticipation of the holiday buying season. We continue to work aggressively to add new points of distribution as well as increase our penetration within existing retail customer doors and believe these efforts will result in continued improvement in our overall performance.”

Charles & Colvard’s domestic sales in the third quarter increased 3% to $10.8 million compared to the third quarter of 2005. International sales for the third quarter increased 59% to $1.3 million, with strong results from all key geographic regions. Total shipments of 77,300 carats

Charles & Colvard

October 17, 2006

for the current period were 15% more than the 67,200 carats shipped in the same period of 2005. Shipments of carats in the U.S. increased 12% while international shipments of carats increased 57%.

Mr. Thomas continued, “We believe our marketing efforts over the past year have raised consumer appreciation and awareness of moissanite jewels both domestically and abroad. We will continue to work ambitiously to build consumer awareness and demand for moissanite jewelry in the coming quarters to drive sales within our multiple channels of distribution, which include traditional retail stores, home television shopping and Internet retail.”

Mr. Thomas concluded, “We continue to believe that our unique position in the jewelry marketplace as the sole source of moissanite jewels allows us a tremendous opportunity to increase our market position. As we look to the fourth quarter and the upcoming holiday season, we remain focused on broadening our penetration within our existing customer doors. Additionally, progress is being made with the rollout of the Sarah Ferguson collection into Finlay locations as well as with the test shipments into several prominent national department store chains. We remain committed to building value for our shareholders and believe our planned initiatives have better positioned our company for future growth.”

In the third quarter, the Company’s cash position decreased to $14.4 million from $15.6 million at June 30, 2006. This $1.2 million decrease was primarily due to the $4.0 million increase in accounts receivable and the $1.1 million increase in inventory (including consigned inventory) partially offset by the $3.7 million of pre tax income generated. The increase in accounts receivable is primarily attributable to the $3.6 million increase in sales for the third quarter as compared to the three months ending June 30, 2006.

Share and per share data for all periods presented reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006. In addition, on April 18, 2006 the Board of Directors declared a $.08 per share cash dividend which was distributed on June 15, 2006 to shareholders of record on May 31, 2006.

Conference Call

The Company will also hold a conference call with senior management to discuss the financial results at 4:45 p.m. ET on October 17, 2006. Interested parties may participate in the call by dialing (913) 981-4911. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from October 17, 2006 through October 24, 2006. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 4569462.

About Charles & Colvard, Ltd.

Charles & Colvard, based in the Research Triangle Park area of North Carolina, is the sole source of moissanite, a created jewel used in fine jewelry. Moissanite is near-colorless, with more fire, brilliance and luster than a fine diamond, but retails for only a fraction of the cost. For more information, please access www.moissanite.com.

Charles & Colvard

October 17, 2006

This press release may contain forward-looking statements. Such forward-looking statements represent our judgment on future events. Our business is subject to business and economic risks and uncertainties that could cause our actual performance and results to differ materially from those expressed or implied by any of the forward-looking statements included herein. These risks and uncertainties include but are not limited to the Company’s ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of distributors, dependence on continued growth and consumer acceptance of the Company’s products, in addition to the other risks and uncertainties described under the heading “Business Risks” in our annual report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

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-Financial Tables on Next Page-

Charles & Colvard

October 17, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2006	2005	2006	2005
Net sales	$12,101,651	$11,347,066	$28,631,754	$31,871,605
Cost of goods	3,767,236	3,689,256	8,003,419	11,181,899

Gross profit	8,334,415	7,657,810	20,628,335	20,689,706

Operating expenses:
Marketing and sales	3,764,133	3,432,307	9,879,600	9,595,519
General and administrative	1,057,972	1,105,055	3,193,068	3,181,383
Research and development	23,952	6,971	60,110	176,286

Total operating expenses	4,846,057	4,544,333	13,132,778	12,953,188

Operating income	3,488,358	3,113,477	7,495,557	7,736,518

Interest income	174,647	147,227	583,175	321,719

Income before taxes	3,663,005	3,260,704	8,078,732	8,058,237
Income tax expense	1,436,574	1,022,424	3,232,258	3,067,828

Net income	$2,226,431	$2,238,280	$4,846,474	4,990,409

Basic net income per share	$0.12	$0.12	$0.27	$0.28

Diluted net income per share	$0.12	$0.12	$0.26	$0.26

Weighted-average common shares:
Basic	18,107,311	18,117,111	18,208,419	17,935,096

Diluted	18,611,794	19,082,299	18,736,423	18,878,425

Note

Share and per share data for all periods presented reflect the effect of the 5% stock dividend distributed on July 15, 2005 and the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard

October 17, 2006

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and equivalents	$14,423,291	$21,003,551
Accounts receivable	14,291,948	11,236,486
Interest receivable	26,659	46,417
Notes receivable	373,853	250,272
Inventory	29,965,784	23,168,028
Inventory on consignment	2,596,907	2,446,722
Prepaid expenses and other assets	363,422	571,277
Deferred Income Taxes	543,359	600,665

Total Current Assets	62,585,223	59,323,418

Long-Term Assets
Notes Receivable	43,140	263,710
Furniture and equipment, net	553,828	496,336
Patent and license rights, net	296,166	298,524
Deferred Income Taxes	526,878	3,156,238

Total Long Term Assets	1,420,012	4,214,808

Total Assets	$64,005,235	$63,538,226

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,396,292	$1,341,187
Other	1,260,608	1,591,600
Income Tax payable	328,696	8,757
Accrued payroll	306,238	1,050,013
Accrued co-op advertising	1,377,705	1,364,007
Accrued expenses and other liabilities	279,761	217,044

Total Current Liabilities	4,949,300	5,572,608

Shareholders’ Equity	59,055,935	57,965,618

Total Liabilities and Shareholders’ Equity	$64,005,235	$63,538,226